EXHIBIT 23.1

            Consent of Registered Independent Public Accounting Firm



     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Pioneer Natural Resources Company Executive Deferred Compensation Plan of our reports dated February 15, 2006, with respect to the consolidated financial statements of Pioneer Natural Resources Company included in its Annual Report (Form 10-K) for the year ended December 31, 2005, Pioneer Natural Resources Company management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Pioneer Natural Resources Company, filed with the Securities and Exchange Commission.


                                           /s/ Ernst & Young LLP



Dallas, Texas
August 9, 2006